Exhibit 3.24

B Y - L A W S

O F

ETHYL INTERAMERICA CORPORATION

Adopted:	December 15, 1961

Amended:	February 7, 1964 February 20, 1964 February 27, 1969 February 25, 1971 July 25, 1977 March 26, 1981

ARTICLE I

Offices

The principal office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have other offices without as well as within the State of Delaware. The books of the Corporation may be kept outside the State of Delaware.

ARTICLE II

Stockholders

Section 1. - Annual Meeting. The annual meeting of the stockholders, for the purpose of electing directors and transaction of such other business as may come before the meeting, shall be held at the office of Ethyl Corporation, in Richmond, Virginia, or New York, New York, each year during the month of March at a time to be designated by the President.

Section 2. - Special Meeting. Special meetings of the stockholders shall be called by the Secretary upon written request of the President or of two directors for the time being in office. No business other than that specified in the call therefor shall be considered at any special meeting.

Section 3. - Notice. Notice of each meeting of stockholders shall, at least ten days prior to the date thereof, be mailed to each stockholder at his last known post office address as the same appears on the records of the Corporation.

Section 4. - Quorum. A majority in amount of the stock entitled to vote issued and outstanding represented by the holders of record thereof in person or by proxy shall be requisite to constitute a quorum at any meeting of stockholders; but less than such majority may adjourn the meeting from time to time, and at any such adjourned meeting any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 5. - Proxies. Any stockholder entitled to a vote at a meeting of the stockholders may be represented and vote thereat by proxy, appointed by an instrument in writing subscribed by such stockholder or by his duly authorized attorney and submitted to the Secretary at or before such meeting.

Section 6. - Consent. Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any corporate action by any provisions of the statutes or of the certificate of incorporation, the meeting and vote of stockholders may be dispensed with, if all the stockholders who would have been entitled to vote upon the action of such meeting were held, shall consent in writing to such corporate action being taken.

ARTICLE III

Directors

Section 1. - Number and Election. The business and property of the Corporation shall be managed and controlled by a Board of Directors, consisting of from three to seven directors, who shall be chosen annually by the stockholders, and shall hold office until the annual meeting of the stockholders succeeding their appointment and election and thereafter until their respective successors shall have been duly elected and qualified.

In case of any increase in the number of Directors, the additional Directors shall be elected by an affirmative vote of a majority of the Directors then in office, unless such increase be made at an annual meeting of the stockholders, in which event the additional Directors shall be elected by the stockholders.

The number of Directors may be altered from time to time by the alteration of these by-laws.

Section 2. - Vacancies. In case of any vacancy in the Board of Directors, the remaining Directors by an affirmative vote of a majority thereof may elect a successor to hold office for the unexpired portion of the term of the Director whose place is vacant and until his successor is elected and qualified.

Section 3. - Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place as shall from time to time be determined by the Board. Election of officers shall be held at the first meeting of the Board of Directors after the annual meeting of stockholders.

Section 4. - Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the President or by two of the directors for the time being in office.

Section 5. - Notice of Meetings. The Secretary shall give notice of the time and place of each meeting by mailing such notice at least two days before the meeting or by telegraphing the same at least one day before the meeting to each director, provided, however, that notice thereof may be waived in writing by the directors. It shall not be necessary to state in such notice the object of the meeting.

Section 6. - Place of Meeting. The Board of Directors may hold its meetings and have an office or offices outside of the State of Delaware.

Section 7. - Quorum. Two of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board there be less than a quorum present, any director present may adjourn the meeting from time to time.

The affirmative vote of at least two of all the Directors for the time being in office shall be necessary for the passage of any resolution, or for any other affirmative action.

Section 8. - Powers. All the powers of the Corporation are vested in and shall be exercised by the Board of Directors except as otherwise prescribed by statute.

Section 9. - Order of Business. At meetings of the Board of Directors business shall be transacted in such order as from time to time the Board may determine by resolution.

Section 10. - Compensation. Each Director shall receive for his services as Director such compensation as shall from time to time be fixed by the Board of Directors, but no Director who is receiving compensation as an officer or employee of the Company shall receive any additional compensation as a Director other than attendance fees. Any Director may serve the Corporation in any other capacity and receive compensation therefor.

Section 11. - Consent. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the Board or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the Board or committee.

ARTICLE IV

Officers

Section 1. - Election. At the first meeting of the Board of Directors after each annual meeting of the stockholders, the Board of Directors shall elect the officers of the Corporation and appoint such subordinate officers and employees as it may determine.

Section 2. - Number and Term of Office. The officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer, a Secretary and such subordinate officers and agents as the Board of Directors may from time to time deem necessary, all of whom shall be elected as hereinabove provided to serve for one year and until their respective successors are elected and qualified. The same person may hold the offices of Vice President and Treasurer, or of Treasurer and Secretary or Assistant Secretary, or of Secretary and Assistant Treasurer, or of Assistant Secretary and Assistant Treasurer.

The Board may also appoint such other officers and agents from time to time and for such period as may be deemed proper.

Section 3. - President. The President shall be the chief executive officer of the Corporation and shall exercise, subject to the Board of Directors, general supervision over the affairs of the Corporation and shall have such other powers and perform such other duties as may be assigned to him from time to time by the Board of Directors.

Section 4. - Vice President. The Vice Presidents shall have such powers and shall perform such duties as may be assigned to them respectively by the Board of Directors or by the President.

Section 5. - Treasurer. The Treasurer shall have custody of all funds and securities of the Corporation. When necessary or proper he shall endorse for collection checks, drafts and other instruments for the payment of money. He shall deposit the funds of the Corporation to its credit in such banks and depositaries as the Board of Directors may from time to time designate. He shall submit to the annual meeting of stockholders a statement of the financial condition of the Corporation and, whenever required by the Board of Directors, shall make and render a statement of his accounts and such other statements as may be required. He shall keep in books of the Corporation full and accurate account of all moneys received and paid by him on behalf of the Corporation. He shall perform such other duties as may be from time to time assigned to him by the Board of Directors or by the President.

Section 6. - Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, and of the stockholders unless another person be appointed for that purpose by the stockholders. He shall give or cause to be given all notices required by these by-laws or by resolution of the Board of Directors. He shall have charge of the stock certificate book, stock transfer books and stock ledgers, all of which shall at all reasonable hours be open to the examination of any director; he shall have custody of the seal of the Corporation; and he shall in general perform all the duties usually incident to the office of Secretary. He shall perform such other duties as may be from time to time assigned to him by the Board of Directors or by the President.

Section 7. - Assistant Officers. The Assistant Secretary or Secretaries and the Assistant Treasurer or Treasurers shall perform the duties of the Secretary and of the Treasurer, respectively, in the absence of those officers, and shall have such other powers and perform such other duties as may be assigned to them respectively by the Board of Directors or by the President.

Section 8. - Removal. Any officer elected or appointed by the Board of Directors may be removed at any time with or without cause by the affirmative vote of a majority of the whole Board of Directors. Any other officers, employees or agents of the Corporation may be removed at any time with or without cause by the Board of Directors or by any committee or superior officer appointing them.

ARTICLE V

Stock

Section 1. - Certificates. Certificates evidencing the ownership of shares of stock of the Corporation shall be issued to those entitled to them by transfer and otherwise. Each stock certificate shall bear a distinguishing number, the signatures of the President or a Vice President and of the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, the seal of the Corporation, and such recitals as may be required by law; they shall be issued in numerical order and shall be of such tenor and design as the Board of Directors may adopt, and a full record of the issue of each such certificate shall be made in the books usually kept for that purpose or required by law. The tenor and design thereof may be changed from time to time by the Board.

Section 2. - Transfers. The shares of stock may be transferred on the proper books of the Corporation by the registered holders thereof or by their attorneys legally constituted or their legal representatives by surrender of the certificates therefor for cancellation and a written assignment of the shares evidenced thereby.

Section 3. - Lost Certificates. The Board of Directors may order a new certificate or certificates of stock to be issued in place of any certificate or certificates alleged to have been lost or destroyed, but in every such case the owner of the lost or destroyed certificate or certificates shall first cause to be given to the Corporation a bond, with surety or sureties satisfactory to the Corporation, in such sum as the Board may in its discretion deem sufficient, as indemnity against any loss or liability that the Corporation may incur by reason of the issue of such new certificates; but the Board of Directors may in its discretion refuse to issue such new certificates save upon the order of some court having jurisdiction in such matters.

ARTICLE VI

Seal

The seal of the Corporation shall be in the form of a circle, and shall bear the name of the Corporation, the year of its incorporation and the words “Corporate Seal, Delaware.”

ARTICLE VII

Amendments

All by-laws of the Corporation shall be subject to alteration or repeal, and new by-laws may be made, either by the affirmative vote of holders of record of a majority of the outstanding stock of the Corporation entitled to vote, given at an annual meeting or at any special meeting, provided notice of the proposed alteration or repeal of the proposed new by-laws be included in the notice of such meeting, or by the affirmative vote of a majority of the whole Board of Directors. By-laws made or altered by the Board of Directors shall be subject to alteration or repeal by the stockholders or by the Board of Directors.

ARTICLE VIII

Fiscal Year

The fiscal year of the Corporation shall commence on the first day of January and end on the thirty-first day of December in each year.

ARTICLE IX

Waiver of Notice

Whenever, under the provisions of these by-laws or of any law, the stockholders or directors are authorized to hold any meeting after notice, such meeting may be held without notice by the written waiver of such notice signed by every person entitled to notice.

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